EXHIBIT 99.1

               ASSIGNMENT

     I, DAVID A. JONES, of Louisville, Kentucky, hereby transfer, convey and assign to the JG Partnership, Ltd., a Kentucky limited partnership ( the "Partnership"), all of my right, title and interest in and to all of the stocks, securities and other interests described on Exhibit A attached hereto and incorporated herein by this reference
(individually, a "Security" and collectively, the "Securities"). Said transfer, conveyance and assignment is being made by me to the Partnership in exchange for the issuance by the Partnership of (A) a 0.51% general partnership interest and a 49% limited partnership interest to me and (B) a 0.49% general partnership interest and a 49% limited partnership interest to my wife Betty A. Jones. I hereby agree to execute any and all additional transfer documents (including but not limited to any necessary stock powers or other instruments of assignment) which are required by the issuer of the respective Security to cause the transfer, conveyance and assignment of such Security to the Partnership to be recorded on the transfer books of such issuer.

     This Assignment is hereby made and dated this 29th day of November, 1995.

                                   /s/ David A. Jones
                                   David A. Jones

COMMONWEALTH OF KENTUCKY)
                             ) SS:
COUNTY OF JEFFERSON     )

     Subscribed and sworn to before me by David A.
Jones this 29th day of November, 1995.

                                   /s/ Judith C. Bealmer
                                   Notary Public

                                   My commission expires: 9-4-98